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                                                                  Exhibit 4.9(b)


                      Indenture of Trust, Mortgage and Security Agreement (Dickerson L2) between Dickerson OL2 LLC, as Owner Lessor, and State Street Bank and National Association, as Lease Indenture Trustee, dated as of December 19, 2000

                      Indenture of Trust, Mortgage and Security Agreement (Dickerson L3) between Dickerson OL3 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000

                      Indenture of Trust, Mortgage and Security Agreement (Dickerson L4) between Dickerson OL4 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000